UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Shore Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SHORE BANCSHARES, INC.

Notice is hereby given that the Annual Meeting of Stockholders of Shore Bancshares, Inc. (the “Company”) will be held at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601 at 11:00 a.m., local time, on Wednesday, April 25, 2007, for the following purposes:

1.	To elect four Class I directors to serve until the 2010 Annual Meeting.

2.	To transact any other business that may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 15, 2007 will be entitled to notice of and to vote at the meeting. This Proxy Statement is accompanied by the Company’s Annual Report to Stockholders for the year ended December 31, 2006.

All stockholders are cordially invited to attend the meeting in person. Those who cannot attend are urged to sign, date and mail promptly the enclosed proxy in the envelope provided for that purpose. Whether you own a few or many shares, your proxy is important in fulfilling this requirement. To assist us with planning the meeting, please mark the appropriate box on your proxy card as to whether you plan to attend the meeting in person. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

By Order of the Board of Directors, W. Moorhead Vermilye President and CEO

March 26, 2007

18 East Dover Street, Easton, Maryland 21601
410-822-1400 / Fax 410-820-4238

[THIS PAGE INTENTIONALLY LEFT BLANK]

SHORE BANCSHARES, INC.
18 East Dover Street
Easton, Maryland 21601

PROXY STATEMENT
FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished to the stockholders of Shore Bancshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2007 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on Wednesday, April 25, 2007, at 11:00 a.m., local time, at the Avalon Theatre, 42 East Dover Street, Easton, Maryland 21601, and at any adjournments thereof. The expense of preparing, printing, and mailing the proxies and solicitation materials will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone or by electronic means, and may arrange for brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals at the expense of the Company. The approximate date on which this Proxy Statement and attached form of proxy are being mailed to stockholders is March 26, 2007.

At the Annual Meeting, stockholders will be asked to elect four directors to serve until the 2010 Annual Meeting of Stockholders. Holders of record at the close of business on March 15, 2007 (the “Record Date”) of outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the meeting. As of the Record Date, the number of shares of outstanding Common Stock entitled to vote is 8,384,794 shares. Each share is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. Directors are elected by a plurality of all votes cast at the Annual Meeting, so the withholding of a vote, an abstention and a broker non-vote will have no impact on the outcome of the vote on Proposal 1, as described in this Proxy Statement, but all of the foregoing will be counted for purposes of determining whether a quorum is present for the transaction of business. Except as otherwise required by law or the Company’s organizational documents, the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting is sufficient to approve any other matter that comes before the meeting. Abstentions and broker non-votes with respect to any such matter are included for purposes of determining the presence of a quorum but are not included in calculating votes cast with respect to such proposal.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the stockholder on the proxy card. If no direction is given, the proxy will be voted for the election of all director nominees named in Proposal 1 and in the discretion of the proxies as to any other matter that may properly come before the meeting.

A stockholder may revoke the proxy at any time prior to its use by execution of another proxy bearing a later date, or by written notice delivered to W. Moorhead Vermilye, President and CEO of the Company, at the Company’s address or at the meeting. The Company’s address is 18 East Dover Street, Easton, Maryland 21601 (410-822-1400).

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 1, 2007 relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Company to own beneficially more than five (5%) of the outstanding shares of Common Stock; (ii) each of the Company’s directors, director nominees, and named executive officers (as defined below); and (iii) all directors and executive officers of the Company as a group, and includes all shares of Common Stock that may be acquired within 60 days of March 1, 2007. The address of each of the persons named below is the address of the Company except as otherwise indicated.

	Number of Shares		Percent
	Beneficially		of Class
Name	Owned		Beneficially
			Owned
Directors, Nominees and
Named Executive Officers

Herbert L. Andrew, III	87,916	(1)	1.05%
Blenda W. Armistead	9,493	(2)	*
Lloyd L. Beatty, Jr.	12,768	(3)	*
Paul M. Bowman	8,323	(4)	*
Daniel T. Cannon	9,937	(5)	*
William W. Duncan, Jr.	500	(6)	*
Thomas H. Evans	2,619		*
Mark M. Freestate	10,012	(7)	*
Richard C. Granville	147,149		1.76%
W. Edwin Kee, Jr.	3,280	(8)	*
Susan E. Leaverton	20,615	(9)	*
Neil R. LeCompte	3,750	(10)	*
Jerry F. Pierson	8,854	(11)	*
Christopher F. Spurry	15,599	(12)	*
W. Moorhead Vermilye	166,064	(13)	1.98%

All Directors/Executive
Officers as a Group (16
Persons)	509,644	(14)	6.08%

5% Stockholders
Nicholas F. Brady
PO Box 1410
Easton, MD 21601	478,490		5.71%

Total	988,134		11.79%
* Amount constitutes less than 1%.
Notes:
(1)	Includes 82,755 shares held as tenants in common by Herbert L. Andrew, III and Della M. Andrew.
(2)
Includes 1,305 shares held individually by Bruce C. Armistead; 2,532 shares held by Bruce C. Armistead under an Individual Retirement Account arrangement; 1,770 shares held by Bruce C. Armistead, as custodian for a minor child; and exercisable options to acquire 150 shares.

(3)	Includes 7,780 shares held jointly with Nancy W. Beatty; and 855 shares held individually by Nancy W. Beatty.
(4)
Includes 75 shares held by Paul M. and Elaine M. Bowman; 180 shares held individually by David A. Bowman; 951 shares held individually by Elaine M. Bowman; 330 shares held individually by Elaine M. Bowman, as Custodian for Erin Reynolds Bowman; 367 shares held by Elaine M. Bowman, as Custodian for Jeffrey P. Bowman; 909 shares held by Paul M. Bowman, Trustee of the Harry Price Phillips Trust; 1,462 shares held jointly by Thelma B. Gaines and Paul M. Bowman; 487 shares held by Elaine M. Bowman under an Individual Retirement Account arrangement; and exercisable options to acquire 2,100 shares.

(5)	Includes 7,537 shares held jointly by Daniel T. Cannon and Sandra F. Cannon.
(6)	Includes 500 shares held jointly by William W. Duncan and Diana L. Duncan.
(7)	Includes exercisable options to acquire 1,650 shares.
(8)	Includes 3,280 shares held jointly by W. Edwin Kee, Jr. and Deborah D. Kee.
(9)
Includes 300 shares held by Susan E. Leaverton, as custodian for two minor children; 3,607 shares held by Keith R. Leaverton under an Individual Retirement Account arrangement; and exercisable options to acquire 1,800 shares.

(10)	Includes exercisable options to acquire 650 shares.
(11)	Includes 1,512 shares held jointly by Jerry F. Pierson and Bonnie K. Pierson; and exercisable options to acquire 2,100 shares.
(12)
Includes 7,057 shares held jointly with Beverly B. Spurry; 247 shares held individually by Beverly B. Spurry; and 300 shares held by Beverly B. Spurry under an Individual Retirement Account arrangement.

(13)	Includes 2,958 shares held individually by Sarah W. Vermilye; and exercisable options to acquire 3,600 shares.
(14)	Includes exercisable options to acquire 1,000 shares not disclosed above.

ELECTION OF DIRECTORS (Proposal 1)

The number of directors constituting the Board of Directors is currently set at 13. Directors have been divided into three classes with respect to the time for which the directors may hold office. Directors are elected to three-year terms, and one class of directors expires each year. In accordance with the Company’s organizational documents, the terms of directors of Class I expire this year, the terms of directors of Class II expire in 2008, and the terms of directors of Class III expire in 2009. In all cases, directors are elected until their successors are duly elected and qualify.

Effective January 1, 2007, Daniel T. Cannon, a Class I director, retired from the Company’s Board of Directors and as Executive Vice President of the Company and as President and Chief Executive Officer of The Centreville National Bank of Maryland (“Centreville National Bank”), a wholly owned subsidiary of the Company. Mr. Cannon will continue to serve on the Board of Directors of Centreville National Bank. The Company’s Board of Directors eliminated the vacancy created by Mr. Cannon’s retirement.

Stockholders will be asked to vote for a total of four director nominees at this year’s Annual Meeting. Information about these director nominees, including their names, ages as of the Record Date, and principal occupations and business experience for the past five years, is set forth below.

NOMINEES FOR CLASS I DIRECTORS (Terms will expire in 2010)
Name	Age	Principal Occupation and Business Experience

William W. Duncan, Jr.	60
Mr. Duncan has served as a director of the Company and of The Talbot Bank of Easton, Maryland (“Talbot Bank”), a wholly owned subsidiary of the Company, since July 2006. He currently serves as President and Chief Executive Officer of Talbot Bank, a position he has held since July 2006. From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland. From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland. Mr. Duncan served as a director of the Federal Reserve Bank of Richmond from 2001 through 2004, and currently serves as Vice Chairman and a director of Shore Health System, Inc. and a director of Talbot Hospice Foundation, Inc.

Thomas H. Evans	57
Mr. Evans has served as a director of the Company since November 2004 and as a director of Felton Bank since July 2004. He currently serves as President and Chief Executive Officer of Felton Bank, a position he has held since February 2001.

Richard C. Granville	64	Mr. Granville has served as a director of the Company since December 2000. He also served as a director of Talbot Bank from 1994 until 2005. He is an investor.

Christopher F. Spurry	59
Mr. Spurry has served as a director of the Company since April 2004 and as a director of Talbot Bank since 1995. He is the President of Spurry & Associates, Inc. and currently serves as Chairman of the Board of the Company.

The Board of Directors Recommends that you vote FOR ALL NOMINEES named above.

The following tables provide information about the directors of the other classes whose terms do not expire in 2007, including their names, ages as of the Record Date, and principal occupations and business experience for the past 5 years.

CLASS II DIRECTORS (Terms expire in 2008)
Name	Age	Principal Occupation and Business Experience
Herbert L. Andrew, III	70	Mr. Andrew has served as a director of the Company since December 2000 and as a director of Talbot Bank since 1977. He is a farmer.

Blenda W. Armistead	55	Ms. Armistead has served as a director of the Company since 2002 and as a director of Talbot Bank since 1992. She is an investor.

Mark M. Freestate	54
Mr. Freestate has served as a director of the Company since 2005, and previously as a director from 1996 to 2000. He has served as a director of Centreville National Bank since 1984. He currently serves as Vice President of The Avon-Dixon Agency, LLC (“Avon-Dixon”), a wholly owned subsidiary of the Company.

Neil R. LeCompte	66
Mr. LeCompte has served as a director of the Company since 1996 and as a director of Centreville National Bank since 1995. He is a Certified Public Accountant in the Accounting Office of Neil R. LeCompte.

CLASS III DIRECTORS (Terms expire in 2009)
Name	Age	Principal Occupation and Business Experience
Lloyd L. Beatty, Jr.	54
Mr. Beatty has served as a director of the Company since December 2000 and as a director of Talbot Bank since 1992. He currently serves as Chief Operating Officer of the Company, a position he has held since July 2006. From October 2004 until July 2006, Mr. Beatty served as a Vice President of the Company. From October 2004 until October 2005, Mr. Beatty’s employment with the Company was on a part-time basis. Prior to October 2005, Mr. Beatty was the Chief Operating Officer of Darby Overseas Investments, LP and President of Darby Advisors, Inc.

Paul M. Bowman	59
Mr. Bowman has served as a director of the Company since 1998 and as a director of Centreville National Bank since 1997. He served as a director of Kent Savings & Loan Association until Centreville National Bank acquired the financial institution on April 1, 1997. Mr. Bowman is an attorney in the Law Office of Paul M. Bowman.

W. Edwin Kee, Jr.	55
Mr. Kee has served as a director of the Company since May 2004 and as the Chairman of the Board of The Felton Bank (“Felton Bank”), a wholly owned subsidiary of the Company, since 1992. Between 1996 and 2004, Mr. Kee served as the Chairman of the Board of Midstate Bancorp, Inc. Mr. Kee is a professor at the University of Delaware, College of Agriculture, and the President of Kee’s Creek Farm.

Jerry F. Pierson	66
Mr. Pierson has been a director of the Company since 2003 and previously as a director from 1996 to December 2000. He has served as a director of Centreville National Bank since 1981 and is President of Jerry F. Pierson, Inc., a plumbing and heating contracting company.

W. Moorhead Vermilye	66
Mr. Vermilye has served as a director of the Company since December 2000 and as a director of Talbot Bank since 1977. He currently serves as President and CEO of the Company, a position he has held since December 2000. From January 1988 until July 2006, Mr. Vermilye served as the President and CEO of Talbot Bank.

Board Committees

The Company’s Board of Directors has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee (the “Nominating Committee”), and a Personnel and Compensation Committee (the “Compensation Committee”), each of which is described below. The Board also has a Strategic Planning Committee.

The Company’s Executive Committee consists of Christopher F. Spurry, Chairman, Blenda W. Armistead, Lloyd L. Beatty, Jr., William W. Duncan, W. Moorhead Vermilye, Mark M. Freestate, Richard C. Granville, and Thomas H. Evans. Mr. Duncan was appointed to the committee in October 2006. Mr. Cannon served on the Executive Committee until his retirement. The Executive Committee has the authority to exercise the powers of the Board in the management of the business and affairs of the Company, subject to any restrictions imposed by law and to subsequent revision or alteration of any such action by the Board of Directors of the Company. The Executive Committee did not meet in 2006.

The Company’s Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Neil R. LeCompte, Chairman, Jerry F. Pierson, and Paul M. Bowman. The Board has determined that Mr. LeCompte qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”) in Item 401(h) of Regulation S-K. The Audit Committee assists the Board in monitoring the integrity of the financial statements, the performance of the Company’s internal audit function, and compliance by the Company with legal and regulatory requirements, and it oversees the qualification, performance and independence of the Company’s outside auditors, including whether satisfactory accounting procedures are being followed. During 2006, the Audit Committee held six meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

The Company’s Compensation Committee is responsible for reviewing and recommending director and executive compensation to the full Board, recommending executive promotions to the full Board, and administering and making grants under the Company’s various compensation plans. The Compensation Committee determines executive compensation pursuant to the principles discussed below under “Compensation Discussion and Analysis” and determines director compensation by periodically reviewing the compensation practice of peer group institutions. The members of the Compensation Committee are Christopher F. Spurry, Chairman, Herbert L. Andrew, III, Paul M. Bowman, and W. Edwin Kee, Jr. The Compensation Committee held eight meetings in 2006. The Compensation Committee has a written charter, which is attached to this Proxy Statement as Appendix B.

The Company’s Nominating Committee consists of Blenda W. Armistead, Chairman, Herbert L. Andrew, III, Jerry F. Pierson and W. Edwin Kee, Jr., and is responsible for identifying qualified individuals for nomination to the Board Directors, considering candidates for nomination proposed by stockholders, recommending director nominees to the Board (see “Director Recommendations and Nominations” below), recommending directors for each Board committee, and recommending corporate governance guidelines to the Board. During 2006, the Nominating Committee held one meeting. A copy of the Nominating Committee’s written charter is attached to this Proxy Statement as Appendix C.

Director Independence

Pursuant to The Nasdaq Stock Market’s listing standards (the “Nasdaq Listing Standards”), a majority of the Company’s directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Company’s Board of Directors has determined that Herbert L. Andrew, III, Blenda W. Armistead, Paul M. Bowman, Richard C. Granville, W. Edwin Kee, Jr., Neil R. LeCompte, Jerry F. Pierson, and Christopher F. Spurry are “independent directors”, and these independent directors constitute a majority of the Company’s Board of Directors. Each member of the Compensation Committee and of the Nominating Committee is an “independent director” as defined by Nasdaq Listing Standards Rule 4200(a)(15), and each member of the Audit Committee meets the independence standards of Nasdaq Listing Standards Rule 4350(d)(2).

Board Meeting Attendance

The Board of Directors held eight meetings in 2006. No incumbent director during the last full fiscal year attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which that person served as a director); and (2) the total number of meetings held by all committees of the Board on which that person served (held during the period served).

Director Compensation

The following table provides information about the compensation paid to or earned by the Company’s directors during 2006 who are not named executive officers (as defined below). Information regarding directors who are also named executive officers is presented in the Summary Compensation Table below.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Option awards ($) (4)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) (5)-(9)	Total ($)
Mr. Andrew	24,650 (1)	-	-	-	10,039	34,689
Ms. Armistead	21,700 (1)	-	-	-	102	21,802
Mr. Bowman	23,100 (2)	-	-	-	-	23,100
Mr. Evans	6,200	-	-	-	145,882	152,082
Mr. Freestate	19,900 (2)	-	-	-	235,736	255,636
Mr. Granville	9,067	-	-	-	2,424	11,491
Mr. Kee	11,600 (3)	-	-	-	-	11,600
Mr. LeCompte	24,250 (2)	-	-	-	4,219	28,469
Mr. Pierson	21,450 (2)	-	-	-	11,106	32,556
Mr. Spurry	29,383 (1)	-	-	-	2,277	31,660
Notes:
(1)	Includes amounts earned for serving on the Boards of the Company and Talbot Bank.
(2)	Includes amounts earned for serving on the Boards of the Company and Centreville National Bank.
(3)	Includes amounts earned for serving on the Boards of the Company and Felton Bank.
(4)
For purposes of this table, the Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. The number of outstanding awards at December 31, 2006 were as follows: Mr. Andrew, options to purchase 150 shares; Ms. Armistead, options to purchase 300 shares; Mr. Bowman, options to purchase 2,250 shares; Mr. Freestate, options to purchase 1,800 shares; Mr. Granville, options to purchase 150 shares; Mr. LeCompte, options to purchase 800 shares; Mr. Pierson, options to purchase 2,250 shares; and Mr. Spurry, options to purchase 150 shares.

(5)	For Messrs. Andrew, Granville, LeCompte and Spurry, amounts include income recognized upon the exercise of stock options as of $2,325, $2,424, and $4,219, and 2,175, respectively.
(6)	For Messrs. Andrew and Spurry and Ms. Armistead, amounts include premiums of $64, $102 and $102, respectively, paid by Talbot Bank for life insurance coverage.
(7)
For Messrs. Freestate and Pierson, amounts include (i) contributions of $2,691 and $9,662, respectively, under the Centreville National Bank Director Indexed Fee Continuation Plan, and (ii) imputed income of $112 and $1,444, respectively, related to the economic value of the split-dollar life insurance benefits payable under the Centreville National Bank Director Endorsement Agreement.

(8)	For Mr. Andrew, amount includes $7,650 for inspection fees paid in conjunction with his monitoring of Talbot Bank construction loans.
(9)
For Mr. Evans, amount reflects compensation earned for serving as the President/CEO of Felton Bank as follows: annual salary of $115,500; bonus of $18,218 profit sharing payments of $6,758; and matching 401(k) contributions of $5,406. For Mr. Freestate, amount reflects compensation earned as an employee/insurance producer of Avon-Dixon as follows: commission income of $213,873; profit sharing payments of $10,694; and matching 401(k) contributions of $8,366.

Company Director Compensation

Directors of the Company receive $300 for attending each Board and committee meeting, except that committee chairpersons receive $500 for attending each Board and committee meeting. In addition, the Chairman of the Board receives a $10,000 annual retainer and each other director receives a $5,000 annual retainer.

Directors of the Company and of its subsidiaries are eligible to participate in the Company’s 2006 Stock and Incentive Compensation Plan and its 1998 Stock Option Plan. Each of these plans is discussed below under “Executive Compensation”.

Talbot Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Talbot Bank (Messrs. Andrew, Beatty, Spurry, and Vermilye and Ms. Armistead) also receive an annual retainer of $5,000 per year for serving on the Board of Directors of Talbot Bank, plus $200 per meeting attended. Talbot Bank pays these fees. Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of Talbot Bank. Mr. Vermilye’s began receiving fees in August 2006 when he was no longer employed by the Bank. His 2006 retainer was prorated for the period of time he was a non-employee director.

Centreville National Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Centreville National Bank (Messrs. Bowman, Freestate, Pierson, and LeCompte) also receive an annual retainer of $10,000, plus $100 for each meeting attended. Mr. Freestate, as Chairman of the Centreville National Bank Board of Directors, receives an additional retainer of $1,000. These fees are paid by Centreville National Bank. Directors are compensated once for attending joint meetings of the Company’s Board and the Board of Directors of Centreville National Bank.

In 1997, Centreville National Bank entered into a Director Indexed Fee Continuation Plan Agreement (a “Director Fee Agreement”) with each of Messrs. Cannon, Freestate and Pierson that calls for the payment of certain benefits on and after retirement from the Board. The benefits are funded by a life insurance policy on the life of each participant, which is owned solely by Centreville National Bank. Each year during a participant’s service to the Board, Centreville National Bank deposits to or withdraws from a retirement account an amount equal to the difference between the annual after-tax earnings or loss, respectively, generated by the insurance policy and the “Cost of Funds” (as defined in the Director Fee Agreement) for that year. Upon normal retirement after age 65, the participant is entitled to receive (i) the balance of his retirement account paid in 15 annual installments commencing 30 days after retirement, and (ii) each year after retirement until death, the difference between the after-tax income generated by the policy for that year and the “Cost of Funds” for that year. If the participant elects early retirement after reaching age 55 but before age 65, then he will be entitled to receive (x) the balance of his retirement account as of the date of retirement paid in 15 annual installments commencing at age 65, and (y) each year after early retirement until death, the difference between the after-tax income generated by the policy for that year and the Cost of Funds for that year. If a participant should retire prior to reaching age 55, then no benefits will be paid. If a participant should die prior to receiving the entire amount of his retirement account, then his designated beneficiaries will receive the unpaid amount as a lump sum payment. If a participant’s service is terminated following a “Change of Control”, then he will be automatically vested in the promised normal retirement benefits and entitled to receive them starting at age 65. At December 31, 2006, the retirement account balances for Messrs. Cannon, Freestate and Pierson were $84,765, $25,219, and $214,926, respectively.

In connection with the Director Fee Agreement, Centreville National Bank and each of Messrs. Cannon, Freestate and Pierson entered into a Life Insurance Endorsement Method Split Dollar Plan Agreement in 1997 (a “Director Endorsement Agreement”) pursuant to which Centreville National Bank agreed to endorse to the beneficiaries named by those directors 80% of the net-at-risk insurance portion of the death benefits payable to Centreville National Bank under the insurance policy discussed above on the life of that director. The net-at-risk portion of the proceeds is defined as the total proceeds paid at death less the then cash value of the policy. The benefits payable under the Director Endorsement Agreements as of December 31, 2006 to the beneficiaries of Messrs. Cannon, Freestate and Pierson are approximately $383,356, $98,727, and $752,129, respectively.

Felton Bank Board Compensation

Directors of the Company who serve as directors of, and who are not employed by, Felton Bank (Messrs. Kee and Vermilye) receive an additional $250 for each meeting of Felton Bank Board of Directors that they attend. These fees are paid by Felton Bank.

Employment Agreements with Certain Directors

Mr. Evans is the President and Chief Executive Officer of Felton Bank and entered into an employment agreement with the Company and Felton Bank in connection with the Company’s merger with Midstate Bancorp, Inc. in 2004. Under the terms of his employment agreement, Mr. Evans is entitled to an annual salary (currently $121,275), subject to periodic adjustment, and is eligible to receive discretionary bonuses and participate in all other employee benefit plans that the Company may adopt for the benefit of its employees, including pension, profit sharing, and other retirement benefits and medical coverage or reimbursement plans. The initial term of Mr. Evan’s agreement runs until March 31, 2008 unless sooner terminated by the parties and will automatically renew for additional 12-month terms unless the parties elect otherwise.

In the event that Mr. Evans becomes disabled while employed, he will be entitled to continued compensation as follows: 100% for the first 6 months of disability; 75% for the next 12 months; and 50% thereafter for the remainder of the terms of the agreement (inclusive of any benefits payable under the provisions of any disability insurance). In the event that Mr. Evans returns to active employment on other than a full-time basis, then his compensation may be reduced in proportion to the time he was employed. If he is again becomes disabled, then the foregoing benefits will (a) begin again at 100% for the first six months if he has been engaged in active full-time employment for more than 12 months immediately prior to the later disability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to the later disability.

The Company may terminate Mr. Evans’ agreements at any time. If the Company terminates Mr. Evan’s employment for “cause” (as defined in the agreement), he generally will be entitled only to accrued but unpaid compensation and benefits. If the Company terminates Mr. Evan’s employment for any other reason (except in connection with a change in control), then he will be entitled to a lump sum payment equal to one year’s salary. If Mr. Evans is terminated without cause within 12 months following a “change in control” (as defined in the employment agreement) or terminates his employment within 12 months following a change in control for certain specified reasons, he will be entitled to receive a lump sum payment equal to the difference between 2.99 times his “base amount” (as defined in the Internal Revue Code) and all other parachute payments to which he is entitled to receive upon the change in control and subsequent termination.

The following table quantifies the approximate amounts that would be paid to Mr. Evans upon a termination of employment other than for cause or following a disability (assuming no return to active service and excluding any disability insurance payments), in each case on December 31, 2006:

Reason for Termination	Estimated Cash Payments ($)
Involuntary termination	115,500
Disability	122,719
Change in control	409,070

Mr. Evans’ employment agreement prohibits him from serving as a director, an officer, or an employee of, or a consultant to, any federal or state financial institution operating within 50 miles of the Company or Felton Bank.

On November 1, 2002, Avon-Dixon purchased substantially all of the assets of W.M. Freestate & Son, Inc., an insurance agency that was owned by Mr. Freestate. As part of this acquisition, Mr. Freestate and Avon-Dixon entered into an employment agreement which calls for Mr. Freestate to serve as an insurance producer and entitles him to receive a portion of the insurance commissions received by Avon-Dixon as follows: (i) 32% of the commissions received on the commercial insurance business of W.M. Freestate that existed at the time of the acquisition; (ii) 50% of commissions received on the life insurance business placed by Mr. Freestate; (iii) 32% of commissions received on the commercial insurance business placed by Mr. Freestate; (iv) 50% of the first-year commissions received on personal lines insurance business placed by Mr. Freestate; and (v) 20% of first-year commissions received on all insurance business that results directly from a referral of such insurance business by Mr. Freestate to another employee of Avon-Dixon. Mr. Freestate’s right to receive these payments generally terminates upon the termination of his employment. The agreement is terminable by either party upon 30 days’ prior notice and may be terminated earlier under certain conditions. For three years after the termination of his employment, Mr. Freestate is prohibited from competing with Avon-Dixon within the Delmarva Peninsula and he may not serve or solicit, in connection with insurance producer or related services, any person who was a customer of Avon-Dixon at any time within 18 months of the date his employment terminated.

Both of these agreements were approved by the Company’s Board of Directors.

Director Recommendations and Nominations

The Nominating Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board, and it periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates. The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be submitted in writing to: Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601, Attn: Carol I. Brownawell, Secretary; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s common stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, and (iv) the candidate’s consent to be considered as a candidate.

Whether recommended by a stockholder or chosen independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Company stockholder or otherwise, will not be considered for nomination unless he or she is of good character and is willing to devote adequate time to Board duties. In assessing the qualifications of potential candidates, the Nominating Committee will also consider the candidate’s experience, judgment, and civic and community relationships, and the diversity of backgrounds and experience among existing directors. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise, or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who desires to nominate a candidate for election may do so only in accordance with Article II, Section 4 of the By-Laws, which provides that directors may be nominated by stockholders by written request to the Secretary of the Company received not less than 120 days nor more than 180 days prior to the date fixed for the meeting. Additional time constraints are applicable in the cases of a change in stockholder meeting date or a special meeting called for the purpose of electing directors. As provided in the By-Laws, the notice of nomination must specify: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Company owned by each proposed nominee; (d) the name and residence address of the notifying stockholder; (e) the number of shares of capital stock of the Company owned by the notifying stockholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; (g) a description of all arrangements or understandings between such notifying stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such notifying stockholder, (h) a representation that such notifying stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (i) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Company’s Board of Directors by contacting Carol I. Brownawell, Secretary, at Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601 or (410) 822-1400. All communications will be forwarded directly to the Chairman of the Board for consideration.

The Company believes that the Annual Meeting is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting. If you would like an opportunity to discuss issues directly with our directors, please consider attending this year’s Annual Meeting. At the 2006 Annual Meeting, all directors (who were serving as such) were in attendance.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s consolidated audited financial statements for fiscal year ended December 31, 2006 with Company management; (ii) discussed with Stegman & Company, the Company’s independent registered public accounting firm, all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU, § 380), as amended; and (iii) has received the written disclosures and the letter from Stegman & Company, required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), and has discussed with the registered public accounting firm its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements for the year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

AUDIT COMMITTEE

By:	Neil R. LeCompte, Chairman Jerry F. Pierson Paul M. Bowman

EXECUTIVE OFFICERS

Information about the Company’s current executive officers is provided below.

Lloyd L. Beatty, Jr., 54, has served as a Vice President and Chief Operating Officer of the Company since August 2006 and previously as Vice President of the Company since October 2004. Until January 1, 2006, Mr. Beatty primarily assisted management of the Company with certain strategic initiatives, and he worked on a part-time basis until October 2005. Starting January 1, 2006, Mr. Beatty’s duties were expanded to include management authority with respect to certain aspects of the Company’s strategic initiatives and to provide corporate oversight of the Company’s non-traditional products and services and the Company’s information technology (IT) system. Since August 2006, Mr. Beatty has been responsible for overall operations of the Company.

Carol I. Brownawell, 42, has served as Secretary of the Company since December 2000 and as the Interim President and Chief Executive Officer of Centreville National Bank since January 1, 2007. Between 1996 and December 2000, Ms. Brownawell served as Treasurer of the Company. Ms. Brownawell has served as Executive Vice President and Chief Financial Officer of Centreville National Bank since January 1997 and in other management positions of Centreville National Bank prior to that date.

William W. Duncan, Jr., 60, has served as a director of the Company and of Talbot Bank since July 2006. He currently serves as President and Chief Executive Officer of Talbot Bank, a position he has held since July 2006. From 2004 until his appointment with Talbot Bank, Mr. Duncan served as the Chairman of Mercantile Eastern Shore Bank, located in Chestertown, Maryland. From 1982 to 2004, Mr. Duncan was President and Chief Executive Officer of St. Michaels Bank, located in St. Michaels, Maryland. Mr. Duncan served as a director of the Federal Reserve Bank of Richmond from 2001 through 2004.

Thomas H. Evans, 57, has served as the President and Chief Executive Officer of Felton Bank since February 2001. Prior to February 2001, Mr. Evans was employed by Bank of America as a commercial lending manager. Mr. Evans serves on the Boards of Directors of the Company and Felton Bank.

Susan E. Leaverton, 43, has served as Treasurer of the Company since December 2000. Between 1997 and December 2000, Ms. Leaverton served as Secretary/Treasurer of Talbot Bancshares. Ms. Leaverton has served as Vice President of Finance of Talbot Bank since 1994.

W. Moorhead Vermilye, 66, has served as President and Chief Executive Officer of the Company since December 2000. Between 1997 and December 2000, Mr. Vermilye served as President of Talbot Bancshares. Mr. Vermilye served as President of Talbot Bank from 1988 to July 2006 and as Chief Executive Officer of Talbot Bank from 1993 to July 2006. Mr. Vermilye serves on the Boards of Directors of the Company, Talbot Bank, and Felton Bank.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This discussion and analysis describes briefly the philosophy, strategy and major details of the Company’s approach to compensating key executives. The approach has been developed over several years with guidance and oversight from the Compensation Committee and input from management and our compensation and benefits consultants.

We expect senior management of the Company to lead and direct our staff in exceeding customer expectations and to produce superior returns for shareholders. Later in this proxy statement, under “Executive Compensation”, you will find a narrative disclosure and tables containing detailed information concerning compensation earned by or paid to our “named executive officers” in 2006, which persons include:

•	W. Moorhead Vermilye — President & Chief Executive Officer

•	Lloyd L. Beatty, Jr. — Chief Operating Officer

•	Daniel T. Cannon —Executive Vice President; President of Centreville National Bank

•	Susan E. Leaverton — Chief Financial Officer

•	William W. Duncan — President, Talbot Bank

The discussion below is intended to help you understand the information provided in those tables and provide context for our overall executive compensation program.

Objective

The primary objective of our approach is to provide competitive levels of compensation to attract, retain and reward outstanding executive officers. In a highly competitive community banking marketplace, excellent leadership is essential. Our executive officers are expected to manage the business of the Company in a manner that promotes its growth and profitability for the benefit of our shareholders. To that end, we believe that:

•	Our key executives should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual and longer term performance results.

•
Stock-based compensation should form a key component of total compensation as a means of linking senior management to the long-term performance of the Company and aligning their interests with those of shareholders.

Discussion of Our Philosophy

During 2006, the Compensation Committee, with the assistance of our external compensation advisor, conducted a comprehensive review of comparative executive compensation practices to determine the competitive nature of Company’s existing executive compensation program. In determining that the executive compensation program lagged the market in both plan design and compensation levels, the Compensation Committee redesigned the Company’s executive compensation program to better align with comparative compensation practices and the short- and long-term strategic direction of the Company. While our forward-looking philosophy and redesigned compensation plans are for plan years beginning after 2006, the Compensation Committee acted on compensation recommendations in 2006 using this prospective philosophy. Throughout this discussion, we will highlight our new compensation philosophy and provide discussion around the Compensation Committee’s decisions regarding executive compensation under programs that were in effect during 2006.

The success of the Company depends on the ability of our key executives to meet and exceed operational and financial goals under our business plan. Consequently, we apply the following principles when structuring compensation arrangements for our key executives:

1.
Benchmarking - In order to determine competitiveness in the marketplace, we have relied on an analysis of peer institutions, comparable in asset size and corporate structure, prepared by Wachovia Insurance Services’ National Compensation Consulting Practice, an independent compensation advisor to the Compensation Committee. The members of this peer group include:

ACNB Corp	First National Community Bancorp
Alliance Financial Corp	First South Bancorp
American National Bankshares	FNB Financial Services Corp
Ameriserv Financial	FNB United Corp
Bank of Granite Corp	Franklin Financial Services
Bryn Mawr Bank Corp	IBT Bancorp
Capital Bank Corp	Leesport Financial Corp
C & F Financial Corp	LSB Bancshares
CNB Financial Corp	National Bankshares
Eagle Bancorp	Old Point Financial Corp
Eastern Virginia Bankshares	Penns Woods Bancorp
First Chester County Corp

We believe that total direct compensation will be established at a competitive level of our defined peer group. To be competitive in our market, we believe that we must pay total cash compensation (base salary and bonuses) for key executives, including our named executive officers, in amounts that fall between the 50th and 75th percentiles. In addition, it is essential to offer long-term incentives in the form of stock-based compensation, and supplemental retirement in certain instances to match the benefits provided by our peers.

2.
Allocation of Elements of Compensation - We believe that the weighting of compensation elements should vary somewhat within the management group in order to reflect the role of each executive and his or her ability to influence performance. In general, we believe that fixed base salary should approximate 50% of the targeted total compensation opportunity for senior management, with the balance split between short-term (bonus) and long-term incentives (such as stock options, restricted stock and performance-based awards), as the circumstances dictate. In order to attract, retain and reward key executives for their long-term contribution to the profitability of the Company, as well as to reflect “pension equity” relative to non-highly compensated employees, we believe that a supplemental retirement benefit program is also essential. Finally, fringe benefits for senior management are important in rounding out the retention of executives and include, where appropriate, car allowances, country club dues and supplemental insurance.

Elements of Compensation

The Company uses the following primary elements of compensation and benefits to recruit, retain and reward its key executives:

1.
Salary - A competitive salary for senior management is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. Proposed salary adjustments for senior management are presented to the Compensation Committee by Mr. Vermilye, typically in December. The Compensation Committee reviews the recommendations, makes any further adjustments and generally approves the recommendations with input from the Compensation Committee’s external compensation advisor. Recommendations regarding adjustments to Mr. Vermilye’s salary are heard and discussed in executive session and, if appropriate, approved by the Compensation Committee in executive session.

Salaries for senior management in 2006 were generally deemed to be below the median of the Company’s peer group. At the recommendation of the Compensation Committee’s external compensation advisor, the Compensation Committee approved the proposed salary adjustments and will consider future increases to annual base salaries to bring senior management base pay in line with targeted compensation levels and mix as defined from time to time pursuant to the Company’s executive compensation philosophy.

2.
Annual Bonus -For 2006, Mr. Vermilye presented performance results for each executive, other than for himself, and recommended annual bonus payments, which were determined on a discretionary basis for each executive. The Compensation Committee reviewed Mr. Vermilye’s recommendations and compared the proposed awards and the projected total annual cash compensation for each executive to the executive compensation parameters established under the Company’s executive compensation philosophy, and at the recommendation of the Compensation Committee’s external compensation advisor, approved the proposed 2006 annual awards. The Compensation Committee determined Mr. Vermilye’s 2006 annual award in executive session and agreed to present it to the next regular meeting of the Board for ratification, after considering Mr. Vermilye’s personal performance against several key factors including but not limited to the company’s financial / operating performance, management of the Company’s succession plan and stock performance, none of which was determinative. In general, the bonus awards approved for 2006 were below comparative practices of our peer group. Annual bonuses are paid by the Company or subsidiary that employs the executive.

For future years, it is the Compensation Committee’s present intent that bonus awards for executive will be based on annual target incentive goals ranging between 25% and 75% of the executive’s year-end base salary. Incentive award targets will be assigned to each executive based on the executive’s position responsibilities and identified comparative compensation targets and mix outlined in our executive compensation philosophy. Generally, the threshold amount, target amount and maximum amount of incentive awards for each executive will be set before the beginning of each plan year. Specific, individualized metrics will be adopted for each executive. The Compensation Committee will monitor performance and projected award payouts throughout the fiscal year and will request our external compensation advisor to validate any proposed award payments relative to corporate and individual performance results prior to the Compensation Committee approving award payments. Each December, the Compensation Committee will review recommendations from our external compensation advisor pertaining to adjustments to award targets and the award leverage schedule for the upcoming year. As with all components of pay, the Compensation Committee will consider future increases to each executive’s annual incentive award target to bring total cash compensation in line with targeted compensation levels and mix as defined in the Company’s executive compensation philosophy.

3.
Stock-Based Compensation -We have historically looked to stock options to satisfy our long-term incentive award objectives, and our grant strategy has favored awards that vest at the rate of 20% each year. At management’s request, the Compensation Committee did not consider any employee stock based grants for 2006. This decision was primarily based on the anticipated rollout in 2007 of the Company’s new long-term grant strategy under the Company’s 2006 Stock and Incentive Compensation Plan (the “Omnibus Plan”). If necessary, the Compensation Committee could elect to make up any long-term compensation shortfall using “full value” shares rather than stock options.

Last year, the Board and the stockholders approved the Omnibus Plan, and the Compensation Committee intends to implement a grant strategy for 2007 that generally favors a mix (50% / 50%) of time-vested and performance-vested restricted stock awards, each of which will vest over three-year periods. These “full value” stock grants will generally replace the granting of stock options to senior executives in future years.

4.
Non-Qualified Deferred Compensation and Other Post-Termination Plans - We believe that non-qualified compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Compensation Committee retained an independent consultant to analyze the total retirement benefits provided by the Company and Social Security to employees with various amounts of compensation and years of service so that the Compensation Committee could determine the projected replacement ratio of income at retirement compared with active employment. Because of limits under our qualified retirement plan on the amount of deferrals that our executives can make, several of our executives can expect to have a lower retirement replacement ratio than we have targeted for all employees. Consequently, as a matter of “pension equity”, we have adopted certain non-qualified deferred compensation plans.

In 1996, Talbot Bank adopted a Supplemental Deferred Compensation Plan (the “Talbot Bank Deferred Compensation Plan”) to provide retirement benefits to Mr. Vermilye. The Talbot Bank Deferred Compensation Plan calls for fixed annual contributions of $20,000 by Talbot Bank to a grantor trust for the benefit of Mr. Vermilye. The Talbot Bank Deferred Compensation Plan has been phased out and replaced by the Shore Bancshares, Inc. Executive Deferred Compensation Plan (the “Company Deferred Compensation Plan), which was adopted in 2006.

In 1999, Centreville National Bank and Mr. Cannon entered into an Executive Supplemental Retirement Plan Agreement (the “Cannon Retirement Agreement”) to provide certain benefits to Mr. Cannon on and after retirement. Centreville National Bank funded this plan through an insurance policy on the life of Mr. Cannon that was purchased in 1994 and carries a $15,000 annual premium for 20 years. Each year during Mr. Cannon’s employment, Centreville National Bank deposited to or withdrew from a retirement account an amount equal to the difference between the annual after-tax earnings or loss, respectively, generated by the insurance policy and the “Cost of Funds” (as defined in the Cannon Retirement Agreement) for that year.

Also in 1999, Centreville National Bank and Mr. Cannon entered into a Life Insurance Endorsement Method Split Dollar Plan Agreement (the “Cannon Endorsement Agreement”) pursuant to which Centreville National Bank has endorsed to a beneficiary named by Mr. Cannon 80% of the net-at-risk insurance portion of the death benefits payable to Centreville National Bank under the life insurance policy that funds the Cannon Retirement Agreement. The net-at-risk portion of the proceeds is defined as the total proceeds paid at death less the then cash value of the policy. Centreville National Bank is the sole owner of this policy and has all rights with respect to its cash surrender value.

As noted above, the Compensation Committee approved the Company Deferred Compensation Plan in 2006. This plan, which is described in detail below, permits executive officers of the Company and its subsidiaries selected by the Compensation Committee to elect, each year, to defer receipt of up to 100% of their salaries and bonuses to be earned in the following year. The Company Deferred Compensation Plan also permits the participant to defer the receipt of performance-based compensation not later than six months before the end of the period for which it is to be earned. The Company has the authority to agree, with respect to any participant, to make mandatory, matching, and discretionary contributions. The Company has agreed to make mandatory contributions in 2007 for Messrs. Vermilye and Duncan, and discretionary contributions in 2007 for Messrs. Vermilye and Beatty. The contributions payable to Mr. Vermilye were formulated based on the contribution that has historically been made under the phased-out Talbot Bank Deferred Compensation Plan and current compensation objectives of the Company. With respect to the contributions for Mr. Duncan, they were meant to replace the value of benefits that he forfeited when he terminated employment with his previous employer. For Mr. Beatty, the Company agreed to make a discretionary contribution based on current compensation objectives of the Company.

5.
401(k) Plan. In furtherance of our belief that every employee should have the ability to accrue valuable retirement benefits, the Company adopted the Shore Bancshares, Inc. and Subsidiaries 401(k) Profit Sharing Plan on January 1, 2002, which is available to all employees, including executive officers, who have completed six months of service. In addition to contributions by participants, the plan contemplates annual employer matching contributions equal to 100% of the member’s pay reduction contributions up to 3% of base salary, plus 50% of contributions which exceed 3% of base salary, up to 5% of base salary, as well as employer discretionary contributions that are made on a pro-rata basis to all eligible employees based on compensation levels. The discretionary contribution is determined by the Board of Directors in conjunction with the approval of the annual operating budget of the Company. Contributions are made after the end of each fiscal year.

6.
Employment Agreements - Securing the continued service of key executives is essential to the successful future of the organization. Historically, our employment agreements have contained non-compete and non-solicitation provisions, as well as severance payment provisions and change in control provisions. We believe that this type of agreement provides security to both the Company and the executive, in that it clearly defines the obligations and expectations of each party, protects the Company’s business interests, and rewards a loyal and valuable executive in the event that his or her service is unexpectedly terminated. The Company has entered into an employment agreement with Mr. Vermilye, as well as certain key personnel who are not named executive officers.

To attract Mr. Duncan to the organization, we believed it was essential to provide a robust compensation package that included not only a competitive salary and competitive benefits, but also the ability to earn an ownership stake in the Company. Part of this package included the right to receive, subject to the satisfaction of certain vesting and other requirements, annual awards of restricted stock under the Omnibus Equity Plan starting in 2007. To determine the overall value of Mr. Duncan’s compensation package, the Compensation committee considered the value of certain benefits Mr. Duncan forfeited when he terminated his previous employment.

During the term of his employment, Mr. Cannon was subject to an employment agreement containing terms that were substantially similar to those contained in Mr. Vermilye’s employment agreement. This employment agreement was terminated when Mr. Cannon retired from Centreville National Bank on January 1, 2007. In connection with his retirement, the Centreville National Bank and Mr. Cannon entered into an Employment Termination Agreement (the “Termination Agreement”) that provides for severance benefits payable over two years, provided that Mr. Cannon provides up to 20 hours per month of transition services through May 2007 and up to 10 hours per month of transition services thereafter until December 31, 2008. The obligations imposed under the Termination Agreement were intended to facilitate a smooth post-retirement transition for both Centreville National Bank and Mr. Cannon. Mr. Cannon’s Termination Agreement contains a non-compete provision similar to that which was contained in his employment agreement, except that it terminates on December 7, 2009.

Each of these arrangements, along with our employment arrangements with Ms. Leaverton and Mr. Beatty, are described in more detail below in the “Executive Compensation” section of this Proxy Statement.

7.
Perquisites - We believe that certain perquisites and other personal benefits can be effective elements of a compensation package, because they can permit and encourage executives to perform their duties better and generate business for the Company. Perquisites provided by the Company to various executives may include such things as car allowances, country club dues and supplemental insurance.

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the Service Provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company has no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, “Share-Based Payment (Revised 2004)”, which we adopted on January 1, 2006. Prior to that date, employee compensation expense under stock option plans was reported only if options were granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Because the exercise price of the Company’s employee stock options always equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized on options granted. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which, for the Company, is the date of the grant. Details related to the adoption of SFAS 123R and the impact to the Company’s financial statements are discussed in Note 13 to the Consolidated Financial Statements included in the accompanying Annual Report on Form 10-K under the heading “Stock Option Plans”.

We have structured the change in control provisions of our employment agreements to minimize income tax penalties that could be imposed on us and/or the executive under Section 280G of the Internal Revenue Code. Under Section 280G, an excise tax is imposed on an executive officer who receives payments that are deemed to be contingent on a change in the ownership or effective control of the Company to the extent they exceed 2.99 times the executive’s “annualized includable compensation for the base period” (i.e., the average annual compensation that was includable in his or her gross income for the last five taxable years ending before the date on which the change in control occurs). In addition, the Company is not entitled to treat such excess as compensation expense for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is included above. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this definitive Proxy Statement and that it be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

By:	COMPENSATION COMMITTEE

Christopher F. Spurry Herbert L. Andrew, III Paul M. Bowman W. Edwin Kee, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee oversees executive compensation matters. The Compensation Committee consists of Christopher F. Spurry, Chairman, Herbert L. Andrew, III, Paul M. Bowman, and W. Edwin Kee, Jr. Each of the foregoing persons is a non-employee director, has not formerly served as an officer of the Company or its subsidiaries, and has no interlocking relationship or insider participation as defined by the SEC.

EXECUTIVE COMPENSATION

The following table sets forth for the last fiscal year the total remuneration for services in all capacities awarded to, earned by, or paid to the Company’s President and Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers as of December 31, 2006 and whose total compensation (excluding changes in pension value and non-qualified deferred compensation earnings) exceeded $100,000 during 2006 (the CEO, CFO and such other officers are referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($) (3)	Non-equity incentive plan compen-sation ($)	Change in pension value and non-qualified deferred compen- sation earnings ($)	All other compen-sation ($) (4)-(7)	Total ($)
W. Moorhead Vermilye, President/CEO	2006	268,867 (1)	170,000	-	-	-	-	158,674	597,541
Daniel T. Cannon, Executive Vice President	2006	211,200 (1)	10,000	-	-	-	-	62,764	283,964
Lloyd L. Beatty, COO	2006	235,700 (1)	60,000	-	-	-	-	19,800	315,500
Susan E. Leaverton, CFO	2006	137,500	44,000	-	-	-	-	27,790	209,290
William W. Duncan, Jr., President/CEO of Talbot Bank	2006	103,510 (2)	52,083	-	-	-	-	-	155,593
Notes:
(1)
Mr. Vermilye serves on the Boards of Directors of the Company, Talbot Bank, and Felton Bank. Mr. Cannon retired from the Company effective January 1, 2007 and served on the Board of Directors of the Company, for which he received director’s fees, and serves on the Board of Centreville National Bank, for which he received no director’s fees. Mr. Beatty serves on the Boards of Directors of the Company and Talbot Bank. Director’s fees earned in 2006 are included in the “Salary” column.

(2)
Mr. Duncan was hired as President and CEO of Talbot Bank effective July 31, 2006. His employment arrangement calls for an annual salary for the full fiscal year of $245,000. If he had been employed for the full fiscal year, he would have been one of the three most highly compensated executive officers other than the CEO and CFO of the Company. Mr. Duncan also serves as a director of the Company, for which he receives director’s fees, and of Talbot Bank, for which he receives no director’s fees. Director’s fees earned in 2006 are included in the “Salary” column.

(3)
For purposes of this table, the Company calculates the value of stock and option awards using the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments”. See Note 13 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(4)
For Mr. Vermilye, amount includes a $20,000 contribution under the Talbot Bank Deferred Compensation Plan, an $8,800 matching contribution under the 401(k) plan, an $11,000 discretionary contribution under the 401(k) plan, $5,129 for use of an automobile, $5,929 for club dues, and a tax gross up of $107,816 paid in connection with the exercise of stock options.

(5)
For Mr. Cannon, amount includes a $10,589 contribution made pursuant to his Centreville National Bank Director Fee Agreement, a $32,762 contribution made pursuant to the Cannon Retirement Agreement, $433 of imputed income related to life insurance benefits associated with the Centreville National Bank Director Endorsement Agreement, $530 of imputed income related to life insurance benefits associated with the Cannon Endorsement Agreement, an $8,200 matching contribution under the 401(k) plan, and a $10,250 discretionary contribution under the 401(k) plan.

(6)	For Mr. Beatty, amount includes an $8,800 matching contribution under the 401(k) plan and an $11,000 discretionary contribution under the 401(k) plan.
(7)
For Ms. Leaverton, amount includes a $7,100 matching contribution under the 401(k) plan, an $8,875 discretionary contribution under the 401(k) plan, and a tax gross up of $11,815 paid in connection with the exercise of stock options.

Employment Agreements

The Company entered into an employment agreement with Mr. Vermilye in December 2000 as part of the Company’s merger with Talbot Bancshares, Inc. Prior to his retirement, Mr. Cannon was a party to a similar employment agreement with the Company.

Mr. Vermilye’s employment agreement originally provided that he was to serve as President and Chief Executive Officer of the Company and of Talbot Bank. Mr. Cannon’s employment agreement provided that he was to serve as Executive Vice President of the Company and President and Chief Executive Officer of Centreville National Bank. On December 1, 2005, Mr. Vermilye’s agreement was renewed for an additional five-year term. Mr. Vermilye’s agreement expires on December 1, 2010 and is thereafter subject to automatic renewals for successive one-year terms.

Mr. Vermilye’s agreement provides for continued compensation in the event he becomes disabled, as follows: 100% for the first 6 months of disability; 75% for the next 12 months; and 50% thereafter for the remainder of the terms of the agreement (inclusive of any benefits payable to the employee under the provisions of any disability insurance). In the event that Mr. Vermilye returns to active employment on other than a full-time basis, then his compensation may be reduced in proportion to the time he was employed. If he is again becomes disabled, then the foregoing benefits will (a) begin again at 100% for the first six months if he has been engaged in active full-time employment for more than 12 months immediately prior to the later disability or (b) resume where benefits left off if he has been engaged in active full-time employment for 12 months or less immediately prior to the later disability.

The Company may terminate Mr. Vermilye’s agreements at any time. If the Company terminates the agreements for “cause” (as defined in the agreements), Mr. Vermilye generally will not be entitled to any further compensation or benefits. If the Company terminates the agreement other than for cause (except in connection with a change in control, as discussed below), then Mr. Vermilye will be entitled to compensation and benefits for the remainder of the terms of his agreement. The agreement further provides that, in the event Mr. Vermilye is terminated without cause within 12 months following a “change in control” (as defined in the employment agreement) or terminates his employment within 12 months following a change in control for certain specified reasons, he will be entitled to receive a lump sum payment equal to the difference between 2.99 times his “base amount” (as defined in the Internal Revue Code) and all other parachute payments to which he is entitled to receive upon the change in control and subsequent termination.

Mr. Vermilye has agreed and Mr. Cannon agreed, during the terms of their agreements, not to be a director, an officer, or an employee of, or a consultant to, any federal or state financial institution operating in Queen Anne's, Kent, Caroline, Talbot, or Anne Arundel Counties in the State of Maryland or Kent County in the State of Delaware, other than Talbot Bank, Centreville National Bank, or their subsidiaries or affiliates.

The following table quantifies the approximate amounts that would be paid to Mr. Vermilye upon a termination of employment other than for cause or following a disability (assuming no return to active service and excluding any disability insurance payments), in each case on December 31, 2006:

Reason for Termination	Estimated Cash Payments ($)
Involuntary termination	998,750
Disability	626,875
Change in control	2,083,623

Provided that Mr. Cannon complies with the terms of his Termination Agreement, including the service requirements, he will receive $205,000 during each of 2007 and 2008 (for a total of $410,000), paid in accordance with Centreville National Bank’s normal payroll practices. The first six months’ of Mr. Cannon’s severance payments have been deferred until July 2007. In addition, Mr. Cannon will retain his vested benefits under the Director Endorsement Agreement, the Cannon Endorsement Agreement, the Cannon Retirement Agreement, and the Director Index Fee Agreement, all of which are described elsewhere in this proxy statement. The Termination Agreement contains a non-compete provision similar to that which was contained in his employment agreement, except that it terminates on December 7, 2009.

Mr. Beatty and Ms. Leaverton are not parties to written employment agreements with the Company. In addition to salary, Mr. Beatty and Ms. Leaverton may earn additional compensation each year through the Company’s bonus and profit sharing plans, matching 401(k) contributions, to the extent such plans permit participation, and the other elements of compensation described above in the footnotes to the Summary Compensation Table, as well as coverage under the Company’s group term life insurance program that is generally available to all employees.

Likewise, Mr. Duncan is not a party to a written employment agreement with Talbot Bank. In addition to salary, Mr. Duncan is entitled to participate in the Company’s bonus program, profit sharing and 401(k) plan, and group term life insurance program (to the extent the provisions and rules of those plans and programs permit such participation), and, provided he remains employed by Talbot Bank, to five annual awards of restricted stock under Omnibus Plan. The number of shares of restricted stock underlying each award will be determined by dividing $36,076 by the fair market value (as defined in the Equity Plan) of a share of Company common stock on the date of that award. Each award of restricted stock will vest ratably over the lesser of five years or the number of years remaining until Mr. Duncan reaches age 65. No award of restricted stock has yet been made to Mr. Duncan.

The Compensation Committee has approved the following 2007 salaries for the named executive officers: Mr. Vermilye, $267,750; Mr. Beatty, $240,000; Ms. Leaverton, $144,375; and Mr. Duncan, $257,250. In addition to salary, compensation in the forms described in the notes to the Summary Compensation Table above may also be earned in 2007.

401(k) Profit Sharing Plan

All employee contributions to the 401(k) Profit Sharing Plan are immediately vested. Discretionary and matching contributions by the Company vest incrementally over a six-year period. Discretionary, pre-tax and matching contributions may be withdrawn while a participant is employed by the Company if the participant has reached age 59½ in circumstances of financial hardship or in certain other circumstances pursuant to plan restrictions.

Equity and Incentive Compensation

The Company maintains four equity compensation plans: (i) the Omnibus Plan; (ii) the Shore Bancshares, Inc. 1998 Stock Option Plan (“1998 Option Plan”); (iii) the Shore Bancshares, Inc. 1998 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”); and the (iv) the Talbot Bancshares, Inc. Employee Stock Option Plan (the “Talbot Plan”); each of which is described below. Although the Omnibus Plan contemplates the grant of incentive awards, no such awards were granted in 2006.

Omnibus Plan

The Omnibus Plan was approved by the Company’s Board in March 2006 and by its stockholders on April 26, 2006 and will expire on April 26, 2016 unless earlier terminated. Participation under the Omnibus Plan is available to all directors of the Company and its subsidiaries and all officers, employees and consultants of the Company and its subsidiaries who, in the opinion of the Compensation Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its subsidiaries. The Omnibus Plan permits the Compensation Committee, in its sole discretion, to grant stock options (both incentive and non-qualified stock options), stock appreciation rights (settled in cash, stock or both), restricted stock, restricted stock units (settled in cash, stock or both), and performance units (settled in cash, stock or both). The Compensation Committee may make the degree of payout and/or vesting of any award dependent upon the attainment of certain performance goals, measured over certain performance periods. Performance goals may be specific to a participant, specific to the performance of the Company generally, or specific to the performance of a subsidiary of the Company, a division, a business unit, or a line of business served by a participant. Performance goals may be based on stock value (and/or increases therein), earnings per share or growth in earnings per share, net income, earnings or earnings growth, operating profit, operating cash flow, operating or other expenses, operating efficiency, return on equity, assets, capital or investments, deposits, loan volume or growth, the efficiency ratio, customer satisfaction, regulatory compliance, operating or other margins, non-performing assets, productivity, and any other number of qualitative or quantitative benchmarks.

The Omnibus Plan reserves 600,000 shares of Common Stock (adjusted for the 3-for-2 stock split in the form on a stock dividend that was declared in 2006), plus up to 33,870 shares that were subject to outstanding awards under the 1998 Stock Option Plan as of April 26, 2006 that thereafter terminate, lapse or are forfeited, for issuance pursuant to awards. Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the Omnibus Plan and may also be subject to other terms and conditions contained in the award agreement consistent with the Omnibus Plan that the Compensation Committee deems appropriate, including accelerated vesting or settlement in the event of a participant’s death, disability or termination of employment. The provisions of the various agreements entered into under the Omnibus Plan do not need to be identical. Generally, stock options must be exercised within 10 years from the date they are granted. The exercise and/or vesting periods for other awards are at the discretion of the Compensation Committee. During 2006, the Compensation Committee did not grant any awards to the named executive officers under the Omnibus Plan.

1998 Option Plan

The 1998 Option Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until March 3, 2008 unless earlier terminated. The 1998 Option Plan contemplates the grant of options to purchase shares of Common Stock to directors and key management employees of the Company and its subsidiaries. The total number of shares of Common Stock that may be issued under the 1998 Stock Option Plan cannot exceed 80,000 shares, as adjusted for stock splits and other similar reclassification events. Both incentive stock options and nonqualified stock options may be granted under the plan. An option granted under the plan generally expires on the 10th anniversary of the date the option was granted. The Company did not grant any options to named executive officers under the 1998 Stock Option Plan in 2006.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan was approved by the Company’s Board of Directors and stockholders and will continue in effect until March 3, 2008, unless earlier terminated. The plan contemplates the grant of options to purchase shares of Common Stock to eligible employees of the Company and its subsidiaries. The total number of shares of Common Stock that may be issued under the plan cannot exceed 45,000 shares, as adjusted for stock splits and other similar reclassification events. An option granted under the plan generally expires 27 months after the date the option was granted. The Company granted options under this plan in 2006 to eligible employees.

Talbot Plan

In connection with the December 2000 merger of Talbot Bancshares into the Company, the Company assumed options previously granted under, and subject to all terms of, the Talbot Plan. The Company subsequently registered the Talbot Plan with the SEC, which authorizes the grant of options to purchase up to 114,000 shares of the Company’s Common Stock, as adjusted for stock splits and other similar reclassification events. The Talbot Plan was approved by both the Board of Directors and the stockholders of Talbot Bancshares, but was not approved by the stockholders of the combined companies. Thus, only non-qualified stock options may be granted under the Talbot Plan. During 2006, the Company did not grant any options to the named executive officers under the Talbot Plan.

The Talbot Plan is administered by the Compensation Committee of the Board and will expire on April 9, 2007 unless sooner terminated. Generally, key management employees of the Company and its subsidiaries are eligible to receive option grants under the Talbot Plan. An option granted under the Talbot Plan vests according to the terms of the related stock option agreements and can generally be exercised for 10 years after grant, unless the Board provides otherwise. The option exercise price will generally be the fair market value of the shares on the date the option is granted. Upon exercise of options granted under the Talbot Plan, the Company is obligated to pay the optionee a tax benefit payment in an amount of U.S. dollars equal to the number of shares as to which the option is being exercised, multiplied by (i) the “tax rate” and (ii) the difference between the per share fair market value at the time of exercise and the per share option price. The tax rate shall be a percentage designated by the Company to result in compensating the optionee for the federal, state and local income tax liability incurred by the optionee by virtue of his exercise of the option and the payment to him of the tax benefit payment. Options are not transferable other than by will or the laws of descent and distribution. All unexercised options will lapse upon termination of employment other than because of death, disability or approved retirement. If employment is terminated because of disability or approved retirement, the options will lapse one year or three months after termination, respectively. Upon a “change in control” as defined in the Talbot Plan, all unexercised options will immediately vest and become exercisable. No options have been granted under the plan since the merger with Talbot Bancshares.

The Company did not grant any equity compensation awards or non-equity incentive plan awards to executive officers in 2006.

The following table sets forth certain information about options under all plans that remained unexercised at December 31, 2006. The Company has not granted any stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Mr. Vermilye	3,600	900	-	13.17	05/09/2012
Mr. Cannon	500 -	- 600	- -	21.33 13.17	01/31/2009 05/09/2012
Mr. Beatty	-	150	-	13.17	05/09/2012
Ms. Leaverton	1,800	450	-	13.17	05/09/2012
Mr. Duncan	-	-	-	-	-
Notes:
(1)	All options vest on May 9, 2007.

The following table sets forth the number of stock options (under all plans) exercised by the named executive officers during 2006 and the value realized on exercise. The Company has not granted any stock awards.

OPTION EXERCISES AND STOCK VESTED
	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Mr. Vermilye	14,250	359,385
Mr. Cannon	2,005	15,520
Mr. Beatty	150	2,175
Ms. Leaverton	1,425	33,758
Mr. Duncan	-	-

Deferred Compensation

The following table provides information regarding 2006 contributions, earnings, and other financial information in respect of the Company’s deferred compensation plans:

NONQUALIFIED DEFERRED COMPENSATION
Name	Plan (1)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Mr. Vermilye	TSDCP	-	20,000	12,612	-	180,083
Mr. Cannon	CERP	-	32,762	-	-	143,994
	DIFCP	-	10,589	-	-	84,765
Mr. Beatty	-	-	-	-	-	-
Ms. Leaverton	-	-	-	-	-	-
Mr. Duncan	SEDCP	50,506	-	246	-	50,752
(1) “TSDCP” stands for the Talbot Bank Supplemental Deferred Compensation Plan; “CESRP” stands for the Centreville National Bank Executive Supplemental Retirement Plan; “DIFCP” stands for the Centreville National Bank Director Indexed Fee Continuation Plan; and “SEDCP” stands for the Shore Bancshares, Inc. Executive Deferred Compensation Plan.

Shore Bancshares, Inc. Executive Deferred Compensation Plan

Under the Company Deferred Compensation Plan, amounts deferred at the election of the employee are credited to an account maintained on behalf of the participant and are deemed to be invested in certain investment options established from time to time by the Compensation Committee. Mandatory contributions will be reduced on a pro-rata basis in the event a participant has a Separation of Service (as defined in the Company Deferred Compensation Plan). Matching contributions for a Plan Year, if any, will be announced prior to the beginning of that Plan Year. Discretionary contributions for a Plan Year, if any, may vary among participants and will be credited to the participant’s account at the end of a Plan Year. Mandatory, matching and discretionary contributions will be credited to an Employer Funded Account (as defined in the Company Deferred Compensation Plan) established by the Company and will be deemed to be invested in the manner specified in the participant’s election form for that Plan Year in respect of his or her voluntary deferrals. An employee’s account is credited with the gain or loss generated on the investments in which the funds in those account are deemed to be invested.

For Mr. Vermilye, the Company has agreed to make an annual mandatory contribution of $20,000 for each full Plan Year (as defined in the Company Deferred Compensation Plan) in which he was an employee, starting with the Plan Year that begins January 1, 2007. The Company has also agreed to make an additional discretionary contribution equal to $60,000 for Plan Year 2007.

For Mr. Duncan, the Company has agreed to make mandatory contributions equal to 21% of his cash compensation that exceeds the limit established in Section 415 of the Internal Revenue Code, plus the following amounts for the first five Plan Years beginning January 1, 2007, assuming he is employed in those years:

Year	Amount ($)
2007	28,914
2008	30,649
2009	32,488
2010	34,437
2011	36,503

For Mr. Beatty, the Company has agreed to make a discretionary contribution equal to $40,000 for Plan Year 2007.

A participant is fully vested at all times in employee deferrals (and earnings thereon). Starting the second year of participation, a participant vests in his or her Employer Funded Account at the rate of 25% each year. If, however, the participant’s service with the Company terminates because of death or the Company experiences a Change in Control (as defined in the Company Deferred Compensation Plan), then the participant’s interest in his or her Employer Funded Account will be automatically 100% vested regardless of years in the Plan. If the participant separates from service for any reason other than death, Disability (as defined in the Company Deferred Compensation Plan), Change of Control or Retirement (as defined in the Company Deferred Compensation Plan) at or after age 65, then any non-vested portion of his or her Employer Funded Account will be forfeited.

The Company Deferred Compensation Plan contemplates automatic distributions upon the occurrence of certain events and elective distributions.

If a participant dies or experiences a Disability while employed by the Company or if the Company experiences a Change in Control, then the vested portions of a participant’s accounts will be distributed in a lump sum payment to the participant or, in the case of death, to his or her designated beneficiaries. If a participant experiences a Separation of Service, then the vested portions of a participant’s accounts will be distributed in a lump sum or in installments, as specified in the most recent election form. Certain restrictions on the commencement of automatic distributions apply to Key Employees (as defined in the Company Deferred Compensation Plan).

A participant may elect in his or her annual election form to receive elective distributions, or “In-Service Distributions”, of his or her employee deferrals (and earnings thereon) for a given Plan Year as soon as three years after the end of that Plan Year. At the time of the election, the participant must also elect whether to receive the elective distribution in a lump sum or in installments over a period of up to 10 years. If a participant fails to make a payment method election, then the distribution will be made in one lump sum. A participant may change his or her election to postpone a distribution or change the form of payment, but such change must be made at least 12 months prior to the original distribution date, cannot be effective until at least 12 months following the subsequent election, and must postpone the commencement of the payment for a period of at least five years from the original distribution date.

The Company Deferred Compensation Plan also permits certain limited distributions upon the occurrence of an Unforeseen Emergency (as defined to the Company Deferred Compensation Plan) and a lump sum distribution, at the administrator’s sole discretion, in the event the participant’s accounts have a value of less than $10,000.

Talbot Bank Supplemental Deferred Compensation Plan

Mr. Vermilye is immediately vested in the amounts deferred pursuant to the Talbot Bank Deferred Compensation Plan and is entitled to direct the manner in which these amounts are deemed to be invested in the deemed investment options offered from time to time by Talbot Bank. His account is credited or debited with the deemed earnings or losses on the deemed investments. Subject to any waiting period required by law, upon termination of employment, Mr. Vermilye is entitled to a lump sum cash payment equal to the amount in his account. If the executive dies before terminating his employment, his designated beneficiaries are entitled to receive a lump sum cash payment equal to the amount in his account. Talbot Bank is entitled to terminate or suspend the plan as to future contributions at any time, and the plan automatically terminates in the event of a change of control where the successor does not specifically assume the plan. Talbot Bank elected to suspend contributions to this plan for all plan years beginning on and after January 1, 2007.

Centreville National Bank Executive Supplemental Retirement Plan; Director Index Fee Continuation Agreement

Under the Centreville National Bank Executive Supplemental Retirement Plan, Mr. Cannon is entitled to: (i) the balance of his retirement account as of January 1, 2007, the effective date of his retirement, paid in 10 annual installments commencing at age 65; and (ii) each year until death, commencing at age 65, the difference between the after-tax income generated by the policy for that year and the Cost of Funds for that year. If Mr. Cannon should die prior to receiving the entire amount of his retirement account, then his designated beneficiaries will receive the unpaid amount as a lump sum payment. The material terms of the Centreville National Bank Director Fee Agreement to which Mr. Cannon is a party is discussed above under “Director Compensation - Centreville National Bank Board Compensation”.

Benefits Related to Bank-Owned Life Insurance

As of December 31, 2006, the amount payable to Mr. Cannon’s designated beneficiaries under the Cannon Endorsement Agreement , is approximately $468,803. Information regarding benefits payable to Mr. Cannon’s named beneficiaries under his Centreville National Bank Director Endorsement Agreement is provided above under the section entitled “Director Compensation - Centreville National Bank Board Compensation”.

Compensation Consultants

In 2006, the Compensation Committee engaged two compensation consultants, Wachovia Employer Services Group and CapTrust Advisors, to assist them in developing a comprehensive executive compensation strategy and to provide information regarding Director Compensation. The consultants provided peer group data to be used in benchmarking compensation for the Company’s executive officers, were instrumental in the development and adoption of the 2006 Executive Deferred Compensation Plan and assisted in the development of the Company’s long term incentive program to be implemented in 2007. The Company paid fees totaling $47,000 to the consultants during 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file with the SEC an initial report of beneficial ownership of the Common Stock, periodic reports of changes in beneficial ownership of the Common Stock, and, in certain cases, annual statements of beneficial ownership of the Common Stock. Based solely on a review of copies of such reports furnished to the Company, or on written representations that no reports were required, the Company believes that all directors, executive officers and holders of more than 10% of the Common Stock complied in a timely manner with the filing requirements applicable to them with respect to transactions during the year ended December 31, 2006, except that one Initial Statement of Beneficial Ownership on Form 3 was filed late by William W. Duncan, and one Statement of Changes in Beneficial Ownership on Form 4 was filed late by each of Lloyd L. Beatty, Jr. (covering one stock purchase), William W. Duncan (covering one purchase of stock), W. Edwin Kee, Jr. (covering one stock purchase), and Neil R. LeCompte (covering one stock option exercise).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions since January 1, 2006

During the past year Talbot Bank, Centreville National Bank, and Felton Bank have had banking transactions in the ordinary course of their businesses with their directors and officers and with the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. Extensions of credit by Talbot Bank, Centreville National Bank, and Felton Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

Review, Approval and Ratification of Related Party Transactions

NASDAQ Listing Standards Rule 4350(h) requires the Company to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and further requires all such transactions to be approved by the Company’s Audit Committee or another “independent body” of the Board of Directors. The term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company.

In addition, federal and state banking laws impose review and approval requirements with respect to loans made by Talbot Bank, Centreville National Bank or Felton Bank to their respective directors and executive officers and their related interests. The paragraphs that follow contain only a summary of these laws and are qualified in their entirety by the statutory text and the text of any related regulations.

Under the Federal Reserve Board’s Regulation O, each of Talbot Bank, Centreville National Bank, and Felton Bank is prohibited from making any loan to any of their directors or executive officers or the directors or executive officers of the Company in amounts that exceed (i) the excess of the greater of $25,000 or 5% of such institution’s capital and unimpaired surplus or (ii) $500,000 (taking into account all loans to the insider and his or her related interests), unless the loan is approved by the Board of Directors (with the interested party abstaining). Loans by an institution to the directors and executive officers of the Company’s other subsidiaries are not subject to these approval requirements as long as the lending institution’s Bylaws or its Board exempts such person from participating in policymaking functions of the lending institution and such person does not in fact participate, the subsidiary does not control the lending institution, and the assets of the subsidiary do not constitute more than 10% of the consolidated assets of the Company (determined annually).

Under Section 5-512 of the Financial Institutions Article of the Maryland Code, the Board of Directors of Talbot Bank or a committee thereof that has lending authority (with the interested party abstaining) must review and approve (and periodically re-review) all non-commercial loans to directors of Talbot Bank and their partnerships and corporations, all loans to executive officers of Talbot Bank and their partnerships and corporations, and all non-consumer loans to employees of Talbot Bank and their partnerships and corporations.

Under Section 909 of Title 5 of the Delaware Code, any loan by Felton Bank directly or indirectly to any of its executive officers or directors in an amount that, when aggregated with the amount of all other extensions of credit to that person, exceeds the lesser of $500,000 or 5% of Felton Bank’s total capital must be approved by a majority of the entire Felton Bank Board of Directors or a committee thereof that has lending authority (with the interested party abstaining), and, in approving such loan, the directors must have examined a written financial statement unless the loan will be secured by liquid collateral worth at least 20% more than the loan amount.

The Company and its subsidiaries have adopted policies and procedures to ensure compliance with the foregoing requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Stegman & Company, Certified Public Accountants, has been engaged to audit the books and accounts of the Company for the next fiscal year. Stegman & Company served as the Company’s independent registered public accounting firm in 2006. Stegman & Company has advised the Company that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Company other than as independent public auditors. A representative of Stegman & Company is expected to be present at this year’s Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stegman & Company during fiscal years 2006 and 2005:

	2006	2005
Audit Fees	$129,810	$127,050
Audit-Related Fees	6,467	6,250
Tax Fees	13,500	13,500
All Other Fees	-	-
Total	$149,777	$146,800

Audit Fees incurred in fiscal years 2006 and 2005 include charges for the examination of the consolidated financial statements of the Company, quarterly reviews of financial statements, and the attestation of management’s report on internal control over financial reporting. Audit-Related Fees incurred in fiscal year 2006 and 2005 include charges related to the audit of the 401(k) and profit sharing plan. Tax Fees incurred in fiscal years 2006 and 2005 include charges primarily related to tax return preparation. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Stegman & Company.

The Audit Committee’s policy is to pre-approve all audit and permitted non-audit services, except that de minimis non-audit services, as defined in Section 10A(i)(1) of the Exchange Act, may be approved prior to the completion of the independent auditor’s audit. All of the 2006 and 2005 services described above were pre-approved by the Audit Committee.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which contains audited financial statements for the year ended December 31, 2006, accompanies this Proxy Statement. This Form 10-K may also be obtained without charge by visiting the Company’s website (www.shbi.net) or upon written request to Carol I. Brownawell, Secretary, Shore Bancshares, Inc., 18 East Dover Street, Easton, Maryland 21601.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder desiring to present a proposal pursuant to Rule 14a-8 of the Exchange Act to be included in the definitive proxy statement and voted on by the stockholders at the 2008 Annual Meeting of Stockholders must submit a written proposal, including all supporting information, to the Company at its principal executive offices no later than November 27, 2007 (120 days before the date of mailing based on this year’s proxy statement date), and must meet all other requirements for inclusion in the proxy statement. As provided in the Company’s By-Laws, if a stockholder intends to present a proposal for business to be considered at the 2008 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the Company’s Secretary at the Company’s principal executive offices no earlier than January 26, 2008 and no later than February 24, 2008 (not more than 90 days nor less than 60 days before the first anniversary of the prior year’s annual meeting). Additional time constraints are applicable where the date of the Annual Meeting is changed. Proposals received by the Company outside of these timelines will be considered untimely. If a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER BUSINESS

As of the date of this Proxy Statement, management does not know of any other matters that will be brought before the meeting requiring action of the stockholders. However, if any other matters requiring the vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with the discretion of management. The persons designated as proxies will also have the right to approve any and all adjournments of the meeting for any reason.

By Order of the Board of Directors,

W. Moorhead Vermilye
President and CEO
March 26, 2007

APPENDIX A

AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the Shore Bancshares, Inc. Audit Committee (the Committee.) At least annually, the Committee shall review and reassess the charter, and present the charter to the Shore Bancshares, Inc. (the Company) Board of Directors for approval. The Committee shall be appointed by the Board of Directors and shall be comprised of at least 3 members, each of whom are independent of management and the Company. Members of the Committee will be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and if they otherwise meet the definition of an “independent director” under applicable rules and regulations related to NASDAQ. The independence of audit committee members shall be assessed annually. The Committee will be comprised of members each of whom is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee. Additionally, at least one member of the audit committee shall be a “ financial expert” as defined by the Securities and Exchange Commission.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility as it relates to the Company’s financial statements, the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose. The Committee will report on its activity to the Company’s Board of Directors

Responsibilities and Processes

In carrying out its responsibilities, the Committee’s policies and procedures shall remain flexible in order to best react to changing conditions and circumstances. The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

♦
The Committee shall discuss with the auditors and obtain disclosures regarding their independence from management and the Company (as required by Independence Standards Board Standard No. 1), the required rotation of audit partners, the scope of services required by the audit, major risk factors, significant accounting policies and estimates and material communications between the independent auditors and the Company. The independent auditor shall discuss significant accounting policies, and audit conclusions regarding significant accounting estimates.

♦
Annually, the Committee shall review and appoint the Company’s independent auditors, approve the fees to be paid under such agreements and discuss any significant disagreements between the accountant and management.  The Committee shall have the sole authority and the responsibility to evaluate, set the compensation of, and, where appropriate, replace the independent auditors.

♦	The Committee will review and pre-approve all audit and non-audit services to be provided by the independent auditors to ensure that all such activities are not prohibited by law.

♦
The Committee shall oversee the internal audit and control function by approving the appointment of the internal auditor, the fees to be paid thereto, and the scope of the internal audit function. Quarterly, the Committee shall evaluate the effectiveness of the internal audit and control function by, among other things, reviewing disclosures made by the Company’s CEO and CFO during their certification process for the Company’s annual and quarterly reports on Forms 10-K and Forms 10-Q, as applicable, about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

♦
Quarterly, the Committee shall review with management, the internal auditor, and the independent auditors their assessments of the adequacy of internal controls, and the resolution of identified material weakness and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

♦	The Committee will discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls.

♦
The Committee will establish and administer procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

♦
The Committee will, where appropriate, engage independent counsel or other advisers to assist it in its duties and responsibilities, and the Company shall provide the funds and resources necessary for such engagements.

Financial Statements

♦
The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K. The review shall include a discussion to include their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Based on its review of the financial statements, and its discussions with management and the independent auditors, the Committee shall make a recommendation to the Board of Directors as to whether the audited financial statements, as presented, should be included in the Company’s Annual Report on Form 10-K. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including all matters required to be discussed by SAS 61, as modified or supplemented and any alternative treatments of the Company’s financial information. The Committee will issue a report to be included in the Company’s annual proxy materials describing the Committee’s composition and responsibilities and how they were fulfilled. The report would include a statement regarding their review and discussion of the annual financial statements, review of the independence of the independent accountant, and discussions with the independent accountants, and a statement that based on the foregoing, the Committee recommended that the annual financial statements be included in the Company’s annual report on form 10-K.

♦
The Committee will review, if possible, all quarterly reports on Form 10-Q before or within a reasonable time after such reports are filed with the Securities and Exchange Commission. Additionally, the Committee will review all other reports filed with the Securities and Exchange Commission that contain financial information either before or within a reasonable time after such reports are filed.

♦	The Committee shall review legal and regulatory matters that may have a material effect on the organization’s financial statements, compliance policies and programs and reports from regulators.

♦
The Committee shall discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

APPENDIX B

PERSONNEL AND COMPENSATION COMMITTEE CHARTER

The members of the Personnel and Compensation Committee (“Committee”) shall be appointed annually by the Board of Directors (“Board”) of Shore Bancshares, Inc. (“Company”). The Committee’s responsibilities include reviewing the compensation of the Company’s CEO, Directors and executive officers in light of corporate goals and objectives and make recommendations concerning the same. As used in this Charter, the term “compensation” shall mean (1) annual base salary; (2) annual bonus; (3) long-term incentive and equity based compensation; (4) any other payments or benefits provided pursuant to employment agreements, severance agreements, change in control or similar agreements; and (5) supplemental benefits. The Committee and its duties are discussed in detail below.

Committee Membership

The Committee shall be comprised of no fewer than three Directors who are (1) “independent” as defined by the applicable rules of the Nasdaq Stock Market, Inc., (2) “non-employee” Directors as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (3) “outside Directors” as defined by Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed by the Board on the recommendation of the Company’s Nominating and Corporate Governance Committee, and may be removed or replaced by, and at the discretion of, the Board.

Committee Authority and Responsibilities

•
In the performance of its duties, the Committee may rely on outside consultants, and financial, legal, human resources and other advisors, and shall have the sole authority to retain and terminate same at the expense of the Company.

•	Annually, the Committee shall review and approve goals and objectives for all executive officers.

•
Annually, the Committee shall review and approve the compensation of all executive officers and Directors. In doing so, the Committee shall consider the current levels of officer and Director responsibility, the Company’s performance, relative stockholder return, compensation of executive officers and Directors at comparable companies, the compensation earned by such officers and Directors in the past, and such other factors as it deems appropriate. The CEO shall not attend the portion of the meeting during which the Committee reviews and approves the CEO’s compensation.

•
At the time a new executive officer if employed, the Committee shall approve the compensation to be paid to that officer and may review the compensation paid to all other executive officers and Directors.

•	Together with the Board, the Committee shall develop and periodically review succession plans for the CEO and key personnel.

•	Annually, the Committee shall prepare a report on executive compensation for inclusion in the Company’s annual meeting proxy statement.

•
Annually, the Committee shall review and make recommendations to the Board with respect to the compensation of Directors, taking into consideration whether a Director is an employee of the Company or one of its subsidiaries, the level of responsibility of each Director, the committee(s) on which each Director services, and such other factors as it deems appropriate.

•	Annually, the Committee shall review this Charter and recommend appropriate changes to the Board.

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•	Annually, the Committee shall review reports compiled by Human Resources department(s) concerning personnel diversity.

•	The Committee shall have such other authority and responsibilities as may be assigned to it by the Board.

•	Annually, the Committee shall evaluate its own performance.

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APPENDIX C

NOMINATING COMMITTEE CHARTER

The members of the Nominating Committee (“Committee”) shall be appointed by the Board of Directors (“Board”) of Shore Bancshares, Inc. (“Company”). The Committee’s responsibilities are to (1) identify qualified individuals to become Board Directors, (2) consider candidates for nomination proposed by stockholders of the Company, (3) recommend Director nominees to the Board, (4) recommend Directors for each Board committee, and (5) recommend corporate governance guidelines to the Board. The Committee and its duties are discussed in detail below.

Committee Membership:

The Committee shall be comprised of no fewer than three Directors who are (1) “independent” as defined by the applicable rules of the Nasdaq Stock Market, Inc., (2) “non-employee” Directors as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (3) “outside Directors” as defined by Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed by the Board and may be removed or replaced by, and at the discretion of, the Board.

Committee Authority and Responsibilities:

•
In the performance of its duties, the Committee may rely on outside consultants, search firms, and financial, legal, human resources, and other advisors, and shall have the sole authority to retain and terminate same at the expense of the Company.

•
The Committee shall establish criteria for the selection of new Director candidates and shall evaluate the qualifications of same, including any candidates proposed by stockholders in accordance with the Company’s charter and bylaws.

•
The Committee shall recommend the number of Directors to be elected within the limits specified in the Company’s charter and bylaws, and shall recommend to the Board for its consideration a slate of Director nominees for election at the next annual meeting, or any special meeting of stockholders.

•	The Committee may identify potential Director candidates on an “on-going” basis.

•	The Committee shall implement a Director orientation program and monitor and, if appropriate, facilitate Director continuing education.

•	The Committee shall annually provide the Board with recommendations for appointments to each Board committee.

•	The Committee shall oversee the annual evaluations of management’s performance and of the Board’s performance.

•	The Committee shall periodically review the adequacy of the corporate governance guidelines and recommend any changes deemed advisable.

•	The Committee shall periodically review the adequacy of the Company’s charter and bylaws and provide the Board with any recommendations regarding changes to same.

•	Annually, the Committee shall evaluate its own performance.

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APPENDIX D

Form of Proxy
SHORE BANCSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Shore Bancshares, Inc. (the “Company”) hereby appoints W. Moorhead Vermilye and Neil R. LeCompte, or either of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of the Company held by the undersigned on March 15, 2007 at the Annual Meeting of Stockholders called to convene on Wednesday, April 25, 2007, and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.

1.	ELECTION OF DIRECTOR NOMINEES:

Class I (Terms expire in 2010)	☐	FOR ALL NOMINEES

William W. Duncan, Jr. Thomas H. Evans	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
Richard C. Granville
Christopher F. Spurry	☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2. IN THEIR DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

If this proxy is properly executed, then all shares represented hereby will be voted in accordance with the instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted “FOR ALL NOMINEES” with respect to Proposal 1 and in the discretion of the proxy holders as to any other matter that may properly come before the meeting.

If you plan to attend the meeting, please designate the number that will attend ☐.

Dated _____________________, 2007	______________________________________
Signature

______________________________________
Signature

Please sign as name(s) appear(s) on stock certificate. If jointly held, all owners must sign. Executors, administrators, trustees or persons signing in such capacity should so indicate.

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